EXHIBIT 99.1

Contact: Joseph A. Cannon Chairman of the Board Phone: (801) 227-9166 Fax: (801) 227-9141

Contact: Ken C. Johnsen
President and CEO
Phone: (801) 227-9321
Fax: (801) 227-9141

P.O. Box 2500
Provo, Utah 84603

Press Release

POTENTIAL LENDER WITHDRAWS
FROM GENEVA STEEL FINANCING

     Vineyard, Utah, October 22, 2002. Geneva Steel LLC (“Geneva” or the “Company”), a wholly owned subsidiary of Geneva Steel Holdings Corp (GNVH), announced today that the potential lender for the Company’s business plan has informed Geneva that it does not intend to pursue a financing with the Company or file an application for a federal loan guarantee. Under the Company’s agreement with its secured lenders for continued access to cash collateral, a potential lender must file an application for a loan guarantee under the Emergency Steel Loan Guarantee Act on or before November 15, 2002. The Company does not believe that a replacement lender can be found in time to meet the deadline. In the event that an application is not filed, the Company has agreed to work with its secured lenders to formulate a plan of reorganization that is acceptable to the secured lenders. Such plan will likely provide for a liquidation of the Company either in place or in parts. Absent further agreement with the Company’s secured lenders for access to cash collateral, the Company will lack sufficient liquidity to continue its limited operations beyond November 15. In January 2002, the Company filed a Chapter 11 bankruptcy proceeding.

     The Company has been seeking a new $250 million term loan to repay its existing term loan of approximately $108.4 million and to finance the Company’s electric arc furnace strategy and working capital requirements. The Company has been working with a potential

For Immediate Release

lender for several months, including with respect to a possible application under the Emergency Steel Loan Guarantee Program.

     This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company’s press releases or discussed from time to time in the Company’s Securities and Exchange Commission filings. For example, such risks and uncertainties include any approval of the Bankruptcy Court of any arrangements or proposals by Geneva; the availability of a qualified lender representing the Company to file an application under the Emergency Steel Loan Guarantee Program and the outcome of any such application; the ability of Geneva to comply with its financing agreements, including the agreement to release cash collateral to maintain the Company; the ability of the Company to implement a plan of reorganization to maximize the amount realized for stakeholders; continued cooperation of the Company’s vendors; the availability of strategic alternatives for the Company; the ability of Geneva to obtain an extension of its existing agreement to release cash collateral; the adequacy and availability of cash collateral; the Company’s ability to maintain sufficient cash flow and liquidity; the availability and accessibility of financing at affordable levels for the Company and the ability of the Company to tightly control expenditures.

     Geneva Steel’s steel mill is located in Vineyard, Utah. The Company’s facilities can produce steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western, central and southeastern United States.

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For Immediate Release